[LETTERHEAD OF PARKER POE ADAMS & BERNSTEIN LLP]

Exhibit 5.15

May 6, 2015

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special South Carolina counsel to the entities listed on Schedule I (each a “South Carolina Subsidiary Guarantor” and collectively, the “South Carolina Subsidiary Guarantors”) in connection with the South Carolina Subsidiary Guarantors’ proposed guarantees (collectively, the “Debt Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about May 6, 2015.

For purposes of rendering this opinion, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(1) the articles of incorporation, bylaws, and amended and restated operating agreement, as applicable, for each South Carolina Guarantor (the “Organizational Documents”);

(2) the certificate with respect to various factual matters signed by Rachel A. Seifert, as Secretary of each South Carolina Guarantor and dated the date of this opinion (the “Secretary’s Certificate”);

(3) a Certificate of Existence dated April 24, 2015, issued for each South Carolina Guarantor by the South Carolina Secretary of State, indicating that each South Carolina Guarantor is in good standing in South Carolina (“Certificates of Existence”);

(4) the Registration Statement;

(5) the Debt Guarantees; and

(6) the Indentures.

PARKER POE ADAMS & BERNSTEIN LLP

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 6, 2015

The documents referenced in items 1 through 6 above are collectively referred to hereinafter as the “Opinion Documents”. In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the Indentures and have not advised the Issuers or the South Carolina Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon the Secretary’s Certificate and/or comparable documents of officers and representatives of the Issuers and the South Carolina Subsidiary Guarantors and have assumed there has been no change in the information provided to us since the date such information was first provided and that such information was true and correct on the date on which it was provided and that it is true and correct on the date hereof.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(a) Each South Carolina Subsidiary Guarantor is validly existing under the laws of the State of South Carolina.

(b) Each South Carolina Subsidiary Guarantor has the requisite corporate or limited liability company power, as applicable, to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

(c) The Debt Guarantees, upon being duly authorized by all necessary corporate or limited liability company action, as applicable, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate or limited liability company law purposes by each South Carolina Subsidiary Guarantor.

We render this opinion with respect to the laws of the State of South Carolina and only with respect to those laws. We express no opinion with respect to the laws of a state other than South Carolina.

We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Hodgson Russ LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the

PARKER POE ADAMS & BERNSTEIN LLP

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 6, 2015

reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We do not undertake to advise you of any matters that might hereinafter arise that would affect the opinions expressed herein. Our opinion is limited to the matters expressly stated herein and no other opinion may be implied or inferred.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP

Parker Poe Adams & Bernstein LLP

Enc.

Schedule “I”

List of South Carolina Guarantors

Chester HMA, LLC

QHG of South Carolina, Inc.

QHG of Spartanburg, Inc.